Exhibit 10.19a

(Total Shareholder Return Metric)

GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT
UNDER THE FMC CORPORATION
2026 INCENTIVE STOCK PLAN
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, including any additional terms or conditions for the Participant’s country set forth in any appendix attached hereto (the “Appendix” and collectively with this Restricted Stock Unit Award Agreement, this “Agreement”) is made by and between FMC Corporation (the “Company”) and [NAME] (the “Participant”).
WHEREAS, the Board adopted the FMC Corporation 2026 Incentive Stock Plan (the “Plan”) on January 30, 2026, subject to approval by the Company’s stockholders at the Annual Meeting (the “Stockholder Approval Requirement”);
WHEREAS, if the Stockholder Approval Requirement is not satisfied at the Annual Meeting, then the Plan and this Agreement shall be cancelled and terminated and shall be void ab initio;
WHEREAS, the Plan authorizes the grant of Restricted Stock Units; and
WHEREAS, subject to the satisfaction of the Stockholder Approval Requirement, the Company hereby grants this Award of Restricted Stock Units to the Participant, effective [MONTH] [DATE], [YEAR 1] (the “Grant Date”), on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. Grant of Restricted Stock Units.
(a)Pursuant to the Plan and as of the Grant Date, the Company hereby awards to the Participant a target number of [__________] Restricted Stock Units (the “Target Units”) up to a maximum number of [__________] Restricted Stock Units on the terms and conditions set forth herein (collectively, the “Units”). The terms of the Plan, as it may be amended and continued, are incorporated herein by this reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan.
(b)Each Unit, once vested, represents an unfunded, unsecured right of the Participant to receive one Share at a specified time. The Units will become vested, and Shares will be issued in respect of such Units, as set forth in this Agreement.

2.         Determination of Units Vested.
(a)     Subject to the Participant’s continued employment by the Company or any of its Affiliates through December 31, [YEAR 3], (the “Specified Date”), between 0%-200% of the Target Units shall become vested, to the extent earned, in accordance with the table set forth below based on the Company’s “Total Shareholder Return” (as defined below) relative to the Total Shareholder Return of the “Peer Companies” (as defined below) (the “Relative Total Shareholder Return”) from January 1, [YEAR 1] until December 31, [YEAR 3] (the “Measurement Period”) in accordance with the Relative Total Shareholder Return Table set forth below:

Level	Percentile Ranking of Company’s Total Shareholder Return Versus Peer Group Total Shareholder Return	Percentage of the Target Units Earned
Below Threshold	Below the 35th Percentile	0%
Threshold	35th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile or higher	200%

If the Company’s Relative Total Shareholder Return over the Measurement Period is between the “Threshold” and “Target” or “Target” and “Maximum” levels set forth above, then the percentage of the Units earned will be ratably interpolated. If the Relative Total Shareholder Return at the end of the Measurement Period is below the 35th percentile, then no Units shall be earned with respect to the Measurement Period.
(b)     If a Change in Control occurs prior to the Specified Date, then (i) prior to the Change in Control, the Committee shall determine the number of earned Units based on the greater of (A) the target (i.e., 100%) performance level and (B) the actual level of achievement through the Change in Control (or other reasonably proximate date selected by the Committee based on the availability of relevant data) and (ii) from and after the Change in Control, the Relative Total Shareholder Return related adjustments described in this Agreement shall no longer apply to the Units. In the event of the Participant’s Termination of Service within two years following a Change in Control without Cause or due to a resignation by the Participant for Good Reason, then all earned Units determined in accordance with this Section 2(b) shall become immediately vested.
(c)     In the event of the Participant’s Termination of Service by reason of (i) Disability, (ii) death, (iii) Non-Approved Retirement (as defined below), or (iv) by the Company without Cause (other than within two years following a Change in Control), then the extent to which the Units are earned shall be determined as if the Participant had continued in active service to the Company through the Specified Date, but shall be prorated based on the number of days the Participant was employed by the Company during the Measurement Period, based on the actual Relative Total Shareholder Return for the full Measurement Period (except as otherwise provided by Section 2(b)).
(d)     In the event of the Participant’s Termination of Service by reason of Approved Retirement (as defined below), except as otherwise provided in Section 2(b), the extent to which the Units are earned shall be determined as if the Participant had continued in active service to the Company through the Specified Date.
(e)     Solely for purposes of this Agreement, (x) employment with the Company will be deemed to include employment with an Affiliate, but only during the period of such affiliation, and (y) the Participant will be deemed to be in “continued employment” or “continuous employment” during temporary absences from active employment due to vacation or sick leave taken in accordance with Company policies or other approved leaves of absence.

(f)     The application of Sections 2(c)(iii), 2(c)(iv) and 2(d) is in each case conditioned on (i) the Participant’s execution and delivery to the Company of a general release of claims against the Company and its Affiliates, or such other separation-related agreement, in each case, in a form prescribed by the Company, and (ii) such release or agreement becoming irrevocable within 60 days following the Participant’s Termination of Service or such shorter period specified by the Company. For the avoidance of doubt, if this release requirement is not timely satisfied, all the Units will be forfeited as of the effective date of the Participant’s Termination of Service and the Participant will have no further rights with respect thereto.
(g)     Except as otherwise provided in Section 2(b), upon the Participant’s Termination of Service with the Company or any of its Affiliates, all Units that do not specifically remain outstanding pursuant to Section 2(c) or 2(d) will then be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.
(h)     Notwithstanding anything else herein to the contrary, if the Participant experiences a Termination of Service by the Company for Cause (or if the Participant resigns at a time that a Cause basis for termination exists), then the Participant will forfeit immediately and automatically all Units (whether or not otherwise earned) and will have no further rights hereunder.
(i)     For purposes of the Units, the Participant’s “Termination of Service” will be considered to occur as of the date the Participant is no longer actively providing service to the Company or any Affiliate or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction in which the Participant is providing service or the terms of the Participant’s service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction in which the Participant is providing service or the terms of the Participant’s service agreement, if any). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the Units (including whether the Participant may still be considered to be providing service while on a leave of absence).
3. Definitions.
(i)“Approved Retirement” means the cessation of the Participant’s employment after June 30, [YEAR 1] and after the Participant has (i) both attained age 62 and completed 10 years of service with the Company or its Affiliates or (ii) attained age 65, provided that the Participant has commenced succession planning with the Company’s chief human resources executive (in accordance with procedures established by the Company) at least six months before the effective date of the Participant’s cessation of employment.
(ii)“Non-Approved Retirement” means the cessation of the Participant’s employment after the Participant has (i) both attained age 62 and completed 10 years of service with the Company or its Affiliates or (ii) attained age 65, other than an Approved Retirement.

(iii) The “Peer Companies” shall consist of the entities approved by the Committee on or prior to the Grant Date, provided that such entities are still publicly traded as of the last day of the Measurement Period. Any entity which is not publicly traded as of the last day of the Measurement Period due to acquisition or through a going private transaction shall be removed from the Peer Companies from the beginning of the Measurement Period without replacement. Any entity which declares bankruptcy, is liquidated or is otherwise delisted during the Measurement Period shall remain in the Peer Companies and such entity’s performance shall be considered to have been at the bottom of the Peer Companies.
(iv) “Total Shareholder Return” means with respect to any publicly traded company, including the Company, the positive or negative change in the market price of one share of such entity’s common stock over the Measurement Period, plus the aggregate amount of dividends paid with respect to a share of such company’s common stock over the Measurement Period, with such sum being divided by the market price of one share of such entity’s common stock at the commencement of the Measurement Period (in each case appropriately adjusted for any stock dividends, stock splits or other corporate transaction affecting shares of such company’s common stock).
4. Timing of Issuance.

(a)     Subject to Section 4(b), Shares will be issued in respect of all earned Units (including any additional Units credited under Section 8(b)) during the first two and a half months of the calendar year beginning after the Specified Date (or upon the Company’s termination of this arrangement in a manner consistent with the requirements of US Treas. Reg. § 1.409A-3(j)(4)(ix)).
(b)     Notwithstanding anything herein to the contrary:
(i) to the extent permitted by US Treas. Reg. § 1.409A-3(j)(4)(vi) and at the discretion of the Company, the issuance of Shares in respect of a number of earned Units may be accelerated to the date that employment taxes become payable with respect to this Award. Such number of Shares will be equal to the reasonably estimated amount of income and employment taxes then required to be withheld and remitted, divided by the then current fair market value of the Shares;
(ii) to the extent the requirements of US Treas. Reg. § 1.409A-2(b)(7)(ii) are met, the issuance of Shares hereunder will be delayed to the extent the Company reasonably anticipates that the issuance will violate Federal securities laws or other applicable laws;
(iii) to the extent compliance with the requirements of US Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, Shares that are otherwise issuable upon the Participant’s “separation from service” (as that term is defined in US Treas. Reg. § 1.409A-1(h)) will be deferred (without interest) and issued to the Participant immediately following that six month period;
(iv) to the extent permitted by US Treas. Reg. § 1.409A-3(c)(2), the issuance of Shares in respect of a number of earned Units shall occur during the thirty (30) day period following the Participant’s Termination of Service in accordance with Section 2(b); and

(v) to the extent any Units vest in accordance with Section 2 of this Agreement prior to the date that the Stockholder Approval Requirement is satisfied, no Shares shall be delivered in respect of any such Units unless and until the Stockholder Approval Requirement is satisfied.

(c)    Fractional Shares will be rounded up to the next whole Share.
5.     Non-Transferability. The Units are subject to restrictions on transfer as set forth in Section 19 of the Plan.
6.     Rights Upon Death. In the event of the death of the Participant, any distributions hereunder will be made to the Participant’s estate. Notwithstanding the foregoing, if permitted by the Committee in its discretion, the Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or trust) to receive distributions hereunder in the event of the Participant’s death. If the Committee permits beneficiary designations, but the Participant does not designate a beneficiary, the designated beneficiary does not survive the Participant or the beneficiary designation is invalid or defective, then distributions hereunder will be made to the Participant’s estate.
7.     Company Policies. The Participant acknowledges that this Award is subject to the clawback provisions set forth in Section 21 of the Plan. In addition, in consideration for the grant of this Award, the Participant agrees to be subject to any additional policies of the Company or its Affiliates covering the Participant regarding clawbacks (including, without limitation, the Company’s Policy Relating to Recovery of Erroneously Awarded Compensation, effective as of October 2, 2023), securities trading, and hedging or pledging of securities that may be in effect from time to time, whether adopted before or after the Grant Date, or as may otherwise be required by applicable law, regulation or exchange listing standard. The Participant understands that the Participant is hereby bound by each such policy in its entirety, and that such policies are not limited in their application to this Award, or equity or cash received in connection with this Award.
8.     Stockholder Rights.
(a)    In General. The Participant will not have any stockholder rights or privileges, other than dividend equivalent rights as set forth below, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.
(b)     Dividend Equivalent Credits. The Participant shall be credited with an additional number of earned Units as of the Specified Date determined as the quotient of “y” divided by “z” where “y” equals the aggregate amount of any cash dividends paid with respect to Shares during the Measurement Period with respect to a number of Shares equal to the number of Units earned under Section 2, and “z” equals the closing price per Share on the Specified Date, rounded to the nearest whole Share. Any Units credited to the Participant in accordance with Section 8(b) of this Agreement shall be issued to the Participant in accordance with Section 4 of this Agreement.
9.     No Limitation on Rights of the Company. The granting of Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
10.     No Right to Continued Employment. Nothing in this Agreement or in the Plan will constitute the formation of or amendment to any contract of service or confer on the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment or service at any time for any reason, with or without Cause.

11.     Tax Matters.

(a)     In accordance with Section 20 of the Plan, the obligations of the Company hereunder are conditioned on the Participant satisfying required tax withholding obligations in a method authorized by the Committee.
(b)     The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the acquisition or sale of the Shares subject to the Units. The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
(c)     The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate or Subsidiary to which the Participant provides service (the “Service Recipient”), the ultimate liability for any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to a Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting, or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(d)     Prior to any relevant taxable or tax withholding event, as applicable, and as a condition to the Company’s obligation to issue Shares upon vesting of the Units hereunder, the Participant agrees to pay to the Company such amount as may be required to satisfy all applicable Tax-Related Items arising in connection with the Units (or otherwise make arrangements acceptable to the Company for the satisfaction any applicable withholding obligations with respect to all Tax-Related Items). In this regard, the Participant authorizes the Company and/or the Service Recipient, at their discretion, to satisfy any applicable withholding obligations with respect to all Tax-Related Items by one or a combination of the following:

(i)requiring the Participant to make a payment in a form acceptable to the Company;
(ii)withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company and/or the Service Recipient;
(iii)withholding from proceeds of the sale of Shares acquired upon vesting of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);

(iv)withholding in Shares to be issued upon vesting of the Units (i.e., net settlement), provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then unless the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) determines otherwise, this method (iv) shall be the default withholding method for such Participant; or
(v)any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Committee.
(e)The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). If the maximum rate is used, any over-withheld amount may be refunded to the Participant in cash by the Company or the Service Recipient (with no entitlement to the Share equivalent) or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vesting portion of the Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. If the required amount necessary to satisfy all Tax-Related Items, as determined by the Company, is not timely paid or satisfied, the Participant’s right to receive Shares will be permanently forfeited.
12.Nature of Grant. In accepting the Unit, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Unit is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;
(c)all decisions with respect to future unit or other grants, if any, will be at the sole discretion of the Company;
(d)the Participant is voluntarily participating in the Plan;
(e)the Unit, the underlying Shares and the income and value of same are not intended to replace any pension rights or compensation;
(f)the Unit, the underlying Shares and the income and value of same are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments, any bonus, holiday pay, long-service award, pension, or retirement or welfare benefit, or any similar payment and in no event should be considered as compensation for, or relating in any way to, past services for the Company or Service Recipient;
(g)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;

(h)if the Participant vests the Units and acquires Shares, the value of such Shares may increase or decrease in value;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or service agreement, if any), or from the application of any clawback or recoupment policy adopted by the Company or imposed by applicable law;
(j)unless otherwise agreed with the Company in writing, the Unit and the Shares subject to the Unit, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate or Subsidiary;
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Units and the benefits evidenced by this Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(l)neither the Company, the Service Recipient nor any other Affiliate or Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Units or of any amounts due to the Participant pursuant to the vesting of the Units or the subsequent sale of the Shares acquired upon the issuance of the Shares.
13.Section 409A. This Award is intended to be exempt from or compliant with Section 409A of the Code and the regulations thereunder and the provisions of this Agreement should be interpreted accordingly. If any provision of this Agreement or any term or condition of the Units would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A of the Code.
14.Notices.
(a)Any notice required to be given or delivered to the Company under the terms of this Agreement must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its General Counsel, and, if to the Participant, to the address on file with the Company, or to such other address as the Participant may designate in writing in accordance with this paragraph. Except as otherwise provided below in Section 14(b), any notice will be deemed to be duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.

(b)The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site or the website of a vendor designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company. The Participant agrees that the foregoing online or electronic participation in the Plan shall have the same force and effect as documentation executed in hardcopy written form. The Participant hereby further agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
15.Non-Solicitation of Employees. The Participant agrees that while employed by the Company and its Affiliates and for twelve (12) months after the Participant’s Termination of Service for any reason, the Participant will not directly or indirectly solicit, recruit or attempt to solicit or recruit any other employee of the Company or any of its Affiliates with whom the Participant had contact with during his/her employment. For the purposes of this Section 15, “contact” means any interaction whatsoever between the Participant and the other employee. The Company’s waiver of a breach of any provision of this Section 15 by the Participant does not operate as and should not be construed as a waiver of any subsequent breach by the Participant, nor does the Company’s failure to take action against any other employee for similar breaches operate as a waiver by the Company of a breach. The Participant understands, acknowledges and agrees that in the event the Participant breaches and/or threatens to breach of any of the covenants and provisions contained in this Section 15, the Company shall suffer irreparable injury for which there is no adequate remedy at law. The Company will therefore be entitled to injunctive relief from the courts without bond, enjoining the Participant from engaging in activities in breach of this Section 15. Following the Participant’s Termination of Service for any reason, the Participant agrees to provide a copy of this Section 15, and consents to the Company’s providing a copy of this Section 15, to any subsequent employer or potential employer of the Participant, or other interested parties.
16.Government Regulation. The Company’s obligation to deliver Shares in respect of vested Units will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
17.Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) the Participant has read the Plan, (c) all Units are subject to the Plan, and (d) pursuant to the Plan, the Committee is authorized to interpret the Plan and awards issued thereunder, and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement.
18.References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
19.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

20.Acknowledgement of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
21.Entire Agreement; Amendment. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof.
22.Governing Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, will be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the State of Delaware.
23.Forum Selection. All actions and proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, will be heard and determined solely and exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery will decline to accept jurisdiction over a particular matter, in which case, exclusively in any state or federal court within the State of Delaware).
24.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement, or the transactions contemplated by this Agreement. Each party hereby acknowledges and agrees that the waiver contained in this Section 24 is made knowingly and voluntarily.
25.Data Privacy. The Company is located at 2929 Walnut Street Philadelphia, PA 19104 US, and grants Units under the Plan to employees and directors of the Company and its Subsidiaries and Affiliates in its sole discretion. In conjunction with the Company's grant of Units under the Plan and its ongoing administration of such Units, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Unit, the Participant expressly and explicitly consents to the personal data activities as described herein.
(a)Data Collection, Processing and Usage. The Company and the Service Recipient will collect, process and use certain personal information about the Participant, specifically, the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Participant’s Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company’s legal basis for the collection, processing and use of the Participant’s Data is the Participant’s consent.

(b)Stock Plan Administration Service Providers. The Company and the Service Recipient transfer the Participant’s Data to Fidelity Brokerage Services LLC or any of its successor or other third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of Units granted under the Plan (collectively, the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the Participant’s Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of the Participant’s ability to participate in the Plan.
(c)International Data Transfers. The Company is based in the United States and the Stock Plan Administrator is based in the United States of America. The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of the Participant’s Data is the Participant’s consent.
(d)Voluntariness and Consequences of Consent, Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent hereunder is purely voluntary. The Participant may deny or withdraw their consent at any time. If the Participant does not consent, or if the Participant later withdraws their consent, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with participation in the Plan.
(e)Data Retention. The Participant understands that the Participant’s Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. When the Company no longer needs the Participant’s Data, the Company will remove it from its systems. If the Company retains the Participant’s Data longer, it would be to satisfy the Company’s legal or regulatory obligations and the Company’s legal basis would be for compliance with applicable laws, rules and regulations.
(f)Data Subject Rights. The Participant understands that the Participant may have the right under applicable law to (i) access or copy the Participant’s Data that the Company possesses, (ii) rectify incorrect Data concerning the Participant, (iii) delete the Participant’s Data, (iv) restrict processing of the Participant’s Data, or (v) lodge complaints with the competent supervisory authorities in the Participant’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Participant understands that the Participant can contact the Company’s or the Service Recipient’s human resources representative by email at AskHR-NA@fmc.com or by writing to the following address: 2929 Walnut Street, Philadelphia, PA 19104. The Company will process the Participant’s requests related to these rights as the law allows, which means in some cases there may be legal or other official reasons that Company may not be able to address the specific request related to the Participant’s rights to protect the Participant’s privacy. Company will take steps to verify the Participant identity before fulfilling any such request.
26.Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.
27.Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.

28.Discretionary Nature. The Participant acknowledges and agrees that the grant of the Units is discretionary, and any future awards will be made in the Committee’s discretion.
29.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect their ability to acquire or sell the Shares or rights to the Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant is advised to speak to their personal advisor on this matter.
30.Exchange Control, Foreign Asset/Account and/or Tax Reporting. The Participant acknowledges that there may be certain foreign asset/account and/or tax reporting requirements which may affect the Participant’s ability to acquire or hold Shares or cash received from participating in the Plan (including from any dividends paid on Shares or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets, or related transactions to the tax or other authorities in the Participant’s country. The Participant may also be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to the Participant’s country within a certain period of time after receipt. The Participant is responsible for complying with such regulations and should speak with a personal legal advisor on this matter.
31.Language. If the Participant has received this Agreement, or any other document related to the Unit and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless explicitly required by applicable law.
33. Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.
34.Appendix. Notwithstanding any provisions in this Agreement, the grant of the Units shall be subject to any additional terms and conditions for the Participant’s country set forth in the Appendix. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
35.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

36.Counterparts; Electronic Delivery; Deemed Consent. This Agreement may be executed, including by electronic means, in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. If the Participant does not provide a signature to this Agreement, the electronic equivalent of consent, or provide written notice to the Company of rejection of the Restricted Stock Unit award within thirty (30) days of the Grant Date, the Restricted Stock Unit award and this Agreement shall be deemed accepted as of such date and Participant will therefore be agreeing to be subject to all the terms and conditions of this Notice, the Agreement and the Plan.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

FMC CORPORATION

By:
Title:
Date:

PARTICIPANT

Signature:
Address:
Date: